Exhibit 10.17

April 7, 2021

TO:	Mehrzad Khakpour
RE:	Executive Severance Agreement

Dear Mehrzad:

On behalf of Sonendo, we are pleased to provide you the attached enhanced severance terms.

If your employment with the Company is terminated by the Company without Cause (as defined below), then, subject to your executing and not revoking a general release of claims against the Company and its affiliates within sixty (60) days of such termination, you will be entitled to receive six (6) months of your base salary as in effect immediately prior to such termination payable in substantially equal installments in accordance with the Company’s standard payroll practices with such installments to commence as soon as administratively practicable after the release becomes no longer subject to revocation. Notwithstanding the foregoing, in the event that such severance constitutes “nonqualified deferred compensation” within the meaning of Section 409A, then such severance shall not commence payment until the sixtieth (60th) day following your “separation from service” within the meaning of Section 409A (with the first installment to include any installments that would otherwise have been made during such sixty (60) day period. Your right to receive any installment payments as severance under this offer letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment under Section 409A.

For purposes of this letter. “Cause” means; (i) your material neglect or material failure to perform your job duties and responsibilities; (ii) your failure or refusal to comply in any material respect with lawful Company policies or directives; (iii) your breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company; (iv) your mission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in unprofessional, unethical or other intentional acts that the Board reasonably believes discredit the Company or are detrimental to the reputation, character or standing of the Company; (v) your indictment, conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude; or (vi) your material breach of any agreement between you and the Company, including, without limitation, the Patent, Copyright and Non-Disclosure Agreement to be entered into between you and the Company.

Please review and let me know if you have any questions.

Sincerely,

/s/ Roy T. Chen
Roy T. Chen
Chief Talent Officer

26061 Merit Circle, Suite 102

Laguna Hills, California 92653

Ph: 949.SONENDO

Fax: 949.305.5201